Exhibit 99.1

FOR IMMEDIATE RELEASE

FAIRPOINT COMMUNICATIONS REPORTS THIRD QUARTER 2008 RESULTS

CHARLOTTE, N.C. (November 6, 2008) FairPoint Communications, Inc. (NYSE: FRP) (“FairPoint” or the “Company”), a leading provider of communications services to communities across the country, today announced its financial results for the three and nine months ended September 30, 2008. FairPoint completed its acquisition of Verizon Communication’s wireline operations in Maine, New Hampshire and Vermont (the Northern New England business) on March 31, 2008. As a result of that transaction, which was treated as a “reverse acquisition” for accounting purposes, the financial statements for all periods prior to March 31, 2008 reflect the operating results and assets and liabilities of the Northern New England business only. For purposes of analysis, certain financial information for periods prior to March 31, 2008 is presented on a pro forma basis, assuming the acquisition and related transactions had occurred on January 1, 2007.

Highlights

•                  Significant progress continued toward systems cutover currently scheduled for January 2009.

•                  Decline in access line equivalents holds steady in the third quarter at 3% in the newly acquired Northern New England business despite seasonality and a weakening economic environment.

•                  High-speed data (HSD) penetration increased to 19.9% on a consolidated basis as of September 30, 2008.   The rate of decline in HSD subscribers was reduced in Northern New England by more than half to 0.8% in the third quarter from 1.9% in the second quarter of 2008, reflecting an increase in subscribers in Maine and Vermont during the quarter.

•                  Revenue totaled $328.3 million for the third quarter of 2008 compared with $344.7 million in the second quarter. Compared with the second quarter of 2008, revenue declined by 0.9% on a normalized basis (adjusting for the Maine AFOR rate reduction and prior period revenue adjustments).

•                  Adjusted EBITDA (a non-GAAP measure as defined herein) totaled $149.9 million in the third quarter of 2008, or 45.0% of revenue, excluding prior period revenue adjustments.

•                  Cash-on-hand totaling $168.1 million at September 30, 2008 (excluding an additional $80.4 million of restricted cash), together with ongoing operating cash flow, is expected to provide sufficient liquidity to complete the systems cutover and to continue to execute network expansion plans.

Gene Johnson, Chairman and CEO of FairPoint, stated, “We are very pleased that our operations have stabilized and we are seeing increasing evidence that our customers are embracing the FairPoint brand.  We expect to begin to see the benefits of this as we move beyond cutover to our new systems and continue to execute our business plan.  Operationally, we remain focused on reducing customer churn and evaluating our ongoing cost structure in relation to the current revenue base for our business and the uncertain economic environment. Finally, the September drawdown of $200 million under our available credit facilities, together with cash flows generated from operations, is expected to provide sufficient liquidity to complete cutover and to continue to execute our network expansion plans in the Northern New England states.”

Third Quarter Results

Revenue for the third quarter of 2008 was $328.3 million, compared with pro forma revenue of $381.0 million for the third quarter of 2007 and $344.7 million for the second quarter of 2008. The quarter over quarter revenue decline of 4.8% was driven by a decrease in access line equivalents of 2.8% during the quarter, a mandated local rate reduction in Maine (previously disclosed as the Maine AFOR adjustment), which became effective in August 2008 and reduced third quarter revenue by approximately $3.0 million, and prior period revenue adjustments related to the second quarter of approximately $5.3 million.  As previously disclosed, the Maine AFOR settlement is expected to reduce revenues by approximately $18.0 million on an annual basis. Normalizing for the impact of the Maine AFOR rate reduction and the prior period revenue adjustments, quarter over quarter revenue would have declined by 0.9%.

Adjusted EBITDA was $149.9 million for the three months ended September 30, 2008, compared with pro forma Adjusted EBITDA of $149.2 million for the three months ended September 30, 2007 and Adjusted EBITDA of $167.7 million for the second quarter of 2008. The decline in Adjusted EBITDA from the second quarter of 2008 reflects the impact of reduced access lines and the local rate reduction in Maine, which took effect in August 2008. Also impacting Adjusted EBITDA is a net quarter over quarter increase in operating and other expenses of $12.0 million, excluding one-time merger related expenses, largely reflecting the continued buildup of the Company’s work force following the completion of the acquisition of the Northern New England business at the end of the first quarter.

The Adjusted EBITDA margin was 45.0% in the third quarter of 2008, compared with 39.2% in the same quarter a year ago and 49.4% in the second quarter of 2008 (based upon normalized revenue in the second and third quarters of 2008 reflecting the non-recurring revenue adjustments of $5.3 million). The increase in the Adjusted EBITDA margin compared with the second quarter a year ago reflects the elimination of the Verizon cost structure supporting the Northern New England business following the closing of the acquisition on March 31, 2008. These cost savings have offset declining revenue, resulting in an overall margin improvement.

Operating Metrics

Total access line equivalents were 1,768,528 at September 30, 2008 compared with 1,947,574 at September 30, 2007, a decline of 9.2%. During the third quarter, total access line equivalents declined by 2.8% compared with a decline of 2.4% during the second quarter of this year. The Northern New England business experienced a 3.1% decline in access line equivalents during the third quarter of 2008 compared with a 3.0% decline in the second quarter, while Legacy FairPoint access line equivalents declined by 1.5% in the current quarter compared with an increase of 0.4% in the second quarter.  Third quarter results were negatively impacted by seasonal disconnects which affected the Northern New England and Legacy FairPoint businesses as well as the weakening economic environment.

High-speed data (HSD) subscribers totaled 294,134 as of September 30, 2008, an increase of 2.3% compared with 287,472 at September 30, 2007. Total HSD subscribers at September 30, 2008 remained essentially flat compared to 294,412 subscribers at June 30, 2008. HSD penetration was 19.9% as of September 30, 2008, compared with 17.3% at September 30, 2007 and 19.3% at June 30, 2008.

During the third quarter of 2008, HSD subscribers increased by 2.0% in Legacy FairPoint, while the trend in the Northern New England business improved, reflecting a modest decline of 0.8% in the third quarter of 2008, compared with a decline of 1.9% during the second quarter of this year. The Northern New England business experienced modest increases in HSD subscribers in Maine and Vermont during the third quarter of this year, compared with declines in both of those states during the second quarter.

Long distance subscribers totaled 643,844 at the end of September 2008, down 1.9% from 656,599 as of June 30, 2008 and 9.4% below the prior year.  Long distance penetration was 43.4% at September 30, 2008, compared with 42.8% a year ago and 43.0% as of June 30, 2008.

Access Line Equivalents

	9/30/2008	6/30/2008	9/30/2007	% change 9/30/07 to 9/30/08	% change 6/30/08 to 9/30/08
Residential access lines
Legacy FairPoint	171,598	176,891	186,304	(7.9)%	(3.0)%
Northern New England	786,726	819,640	912,179	(13.8)%	(4.0)%
	958,324	996,531	1,098,483	(12.8)%	(3.8)%

Business access lines
Legacy FairPoint	53,780	54,619	56,575	(4.9)%	(1.5)%
Northern New England	350,159	358,014	375,841	(6.8)%	(2.2)%
	403,939	412,633	432,416	(6.6)%	(2.1)%

Wholesale access lines	112,131	116,731	129,203	(13.2)%	(3.9)%

Total voice access lines	1,474,394	1,525,895	1,660,102	(11.2)%	(3.4)%

HSD subscribers
Legacy FairPoint	74,764	73,326	66,978	11.6%	2.0%
Northern New England	219,370	221,086	220,494	(0.5)%	(0.8)%
Total HSD subscribers	294,134	294,412	287,472	2.3%	(0.1)%

Total access line equivalents	1,768,528	1,820,307	1,947,574	(9.2)%	(2.8)%

Long distance subscribers	643,844	656,599	710,780	(9.4)%	(1.9)%

Cutover Update

On September 15, 2008, the Company announced a 60 day extension, to the end of January 2009, for the systems cutover related to the recently acquired Northern New England properties. This effort encompasses the development of approximately 60 new state-of-the-art, fully integrated systems which will replace the more than 600 systems currently being utilized by Verizon to support the acquired operations.

During the third quarter and throughout October, the Company continued to make strong progress toward meeting the pre-established cutover criteria. Systems testing and enhancement continued, including live network testing, end-to-end business simulations and CLEC testing. Hiring of all key positions has now been completed.   Key methods and procedures have been documented and are being validated with business simulations which support finalizing of training materials.

The Company continues to provide Liberty with information necessary for Liberty’s evaluation of the cutover acceptance criteria and anticipates that Liberty will issue its next report during the week of November 10th.

Cash Flow and Liquidity

Cash flow from operations totaled $36.2 million for the nine months ended September 30, 2008, while capital expenditures, including $105.4 million associated with the continued development of the Company’s new platform of fully integrated, state-of-the-art systems and the build-out of its MPLS high speed data network in the Northern New England states, totaled $189.2 million for the nine months ended September 30, 2008.

During the third quarter, in conjunction with the final working capital settlement with Verizon, the Company reimbursed Verizon $66.3 million related to amounts owed for services rendered to the Northern New England business prior to the closing of the merger. At the same time, Verizon paid the Company $29.0 million for the final working capital true-up and one-half of the bank fees incurred in connection with the transaction financing. The $66.3 million payment to Verizon is reflected as a net reduction in cash provided by operating activities in the accompanying statement of cash flows, while the $29.0 million received from Verizon is reflected as a contribution from Verizon in net cash provided by financing activities. Normalizing for the one-time reimbursement to Verizon, net cash provided by operating activities for the three and nine months ended September 30, 2008 would have been $52.2 million and $102.5 million, respectively.  Operating cash flows for the three and nine months ended September 30, 2008 are also negatively impacted by the monthly transition service agreement payments and other one-time merger and cutover related costs.

During September 2008, due to the extreme uncertainty in the financial markets and the risk associated with Lehman Brothers (which then accounted for 30% of the undrawn loan commitments under its credit facilities) the Company borrowed the remaining $100 million available under its $200 million delayed draw term loan facility as well as $100 million under its $200 million revolving credit facility. Lehman Brothers subsequently filed for bankruptcy, effectively reducing the remaining amount available under the revolving credit facility to $70 million.  With these borrowings, together with ongoing operating cash flow, the Company expects to have sufficient liquidity to complete its systems cutover and to continue to execute on network expansion plans for the recently acquired operations in the Northern New England states.

Cash and cash equivalents at September 30, 2008 totaled $168.1 million (excluding restricted cash totaling $80.4 million), compared with $11.2 million at the end of the second quarter.  As of September 30, 2008, the Company’s total indebtness (as calculated in accordance with its credit facility) was 3.96 times Adjusted EBITDA.

Conference Call and Webcast

As previously announced, FairPoint will host a conference call and simultaneous webcast to discuss its third quarter results at 8:00 a.m. EST on November 7, 2008.  Participants should call (888) 253-4456 (US/Canada) or (973) 935-8178 (international) at 7:50 a.m. (EST) and request the FairPoint Communications Third Quarter 2008 Earnings Call or Conference ID# 718-763-78. A telephonic replay will be available for anyone unable to participate in the live call. To access the replay, call (800) 642-1687 (US/Canada) or (706) 645-9291 (international) and enter confirmation code 718-763-78.  The recording will be available from Friday, November 7, 2008 at 10:00 a.m. (EST) through Friday, November 14, 2008 at 11:59 p.m. (EST).

A live broadcast of the earnings conference call will be available via the Internet at www.fairpoint.com under the Investor Relations section. An online replay will be available beginning later that morning on November 7, 2008 and will remain available for one year.

During the conference call, representatives of the Company may discuss and answer one or more questions concerning the Company’s business and financial matters. The responses to these questions may contain information that has not been previously disclosed.

The information in this press release should be read in conjunction with the financial statements and footnotes contained in FairPoint’s Quarterly Report on Form 10-Q to be filed with the Securities and Exchange Commission.  FairPoint’s results for the quarter ended September 30, 2008 are subject to the completion and filing with the Securities and Exchange Commission of its Quarterly Report on Form 10-Q for such quarter.

Non-GAAP Financial Measures

Adjusted EBITDA is a non-GAAP financial measure (i.e., it is not a measure of financial performance under generally accepted accounting principles) and should not be considered in isolation or as a substitute for consolidated statements of operations and cash flow data prepared in accordance with GAAP.  In addition, the non-GAAP financial measures used by FairPoint may not be comparable to similarly titled measures of other companies.  For a definition of and additional information regarding Adjusted EBITDA, and a reconciliation of such measure to the most comparable financial measure calculated in accordance with GAAP, please see the attachments to this press release.

FairPoint believes Adjusted EBITDA is useful to investors because Adjusted EBITDA is commonly used in the communications industry to analyze companies on the basis of operating performance, liquidity and leverage. FairPoint believes Adjusted EBITDA allows a standardized comparison between companies in the industry, while minimizing the differences from depreciation policies, financial leverage and tax strategies.  In addition, certain covenants in FairPoint’s credit facility and the indenture governing its senior notes as well as the regulatory orders issued in connection with the acquisition of the Northern New England business contain ratios based on Adjusted EBITDA.  The restricted payment covenants in such agreements and orders regulating the payment of dividends on FairPoint’s common stock are also based on Adjusted EBITDA. If FairPoint’s Adjusted EBITDA were to decline below certain levels, covenants in FairPoint’s credit facility that are based on Adjusted EBITDA may be violated and could cause, among other things, a default under such credit facility. In addition, such a decline could result in FairPoint’s inability to pay dividends on its common stock.

While FairPoint uses Adjusted EBITDA in managing and analyzing its business and financial condition and believes it is useful to its management and investors for the reasons described above, Adjusted EBITDA has certain shortcomings.  In particular, Adjusted EBITDA does not represent the residual cash flows available for discretionary expenditures, since items such as debt repayment and interest payments are not deducted from such measure.  FairPoint’s management compensates for the shortcomings of Adjusted EBITDA by utilizing it in conjunction with its comparable GAAP financial measures.

About FairPoint

FairPoint Communications, Inc. is an industry leading provider of communications services to communities across the country. Today, FairPoint owns and operates local exchange companies in 18 states offering advanced communications with a personal touch, including local and long distance voice, data, Internet, television and broadband services. FairPoint is traded on the New York Stock Exchange under the symbol FRP. Learn more at www.fairpoint.com

This press release may contain forward-looking statements by FairPoint that are not based on historical fact, including, without limitation, statements containing the words “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions and statements. Because these forward-looking statements involve known and unknown risks and uncertainties, there are important factors that could cause actual results, events or developments to differ materially from those expressed or implied by these forward-looking statements. Such factors include those risks described from time to time in FairPoint’s filings with the Securities and Exchange Commission (“SEC”), including, without limitation, the risks described in FairPoint’s most recent Quarterly Report on Form 10-Q on file with the SEC. These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements. All information is current as of the date this press release is issued, and FairPoint undertakes no duty to update this information.

Source: FairPoint Communications, Inc., www.fairpoint.com.

Investor Contact: Brett Ellis (866) 377-3747; bellis@fairpoint.com

Media Contact: Rose Cummings (704) 602-7304; rcummings@fairpoint.com

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Attachments

FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

	September 30,	December 31,
	2008	2007
	(unaudited)
	(Dollars in thousands)
Assets
Current assets:
Cash	$168,071	$—
Restricted cash	10,341	—
Accounts receivable, net	168,431	160,130
Other receivables	15,468	18,579
Materials and supplies	42,155	4,229
Other	44,196	21,180
Deferred income tax, net	19,836	9,730
Short term investments	—	37,090
Total current assets	468,498	250,938

Property, plant, and equipment, net	1,924,132	1,630,085
Intangibles assets, net	222,100	—
Prepaid pension asset	69,874	36,692
Debt issue costs, net	27,016	—
Restricted cash	70,108	—
Other assets	16,492	20,457
Investments	6,959	—
Goodwill	625,010	—
Total assets	$3,430,189	$1,938,172

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$22,500	$—
Current portion of capital lease obligations	2,193	2,064
Accounts payable	99,647	175,866
Dividends payable	22,905	—
Accrued interest payable	36,686	—
Interest rate swaps	17,434	—
Other accrued liabilities	65,873	47,115
Total current liabilities	267,238	225,045

Long-term liabilities:
Capital lease obligations	7,869	9,936
Employee benefit obligations	186,775	408,863
Deferred income taxes	248,087	140,911
Unamortized investment tax credits	5,759	5,877
Other long-term liabilities	37,103	28,378
Long-term debt, net of current portion	2,447,608	—
Interest rate swap agreements	19,123	—
Total long-term liabilities	2,952,324	593,965

Minority interest	6	—

Stockholders’ equity:
Common stock	890	538
Additional paid-in capital	755,574	484,383
Retained earnings (deficit)	(467,118)	634,241
Accumulated other comprehensive loss	(78,725)	—
Total stockholders’ equity	210,621	1,119,162
Total liabilities and stockholders’ equity	$3,430,189	$1,938,172

FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2008	2007	2008	2007
	(Dollars in thousands)

Revenues	$328,255	$306,258	$955,359	$903,614
Operating expenses:
Cost of services and sales, excluding depreciation and amortization	152,579	141,645	422,316	419,290
Selling, general and administrative expense, excluding depreciation and amortization	104,679	67,340	270,085	196,545
Depreciation and amortization	60,768	58,360	184,434	174,361
Total operating expenses	318,026	267,345	876,835	790,196
Income from operations	10,229	38,913	78,524	113,418
Other income (expense):
Interest expense	(49,665)	(17,052)	(109,310)	(52,871)
Gain on derivative instruments	(5,014)	—	38,109	—
Other	2,165	852	3,415	2,651
Total other expense	(52,514)	(16,200)	(67,786)	(50,220)
Income before income taxes	(42,285)	22,713	10,738	63,198
Income tax (expense) benefit	17,176	(8,903)	(3,190)	(24,639)
Net income	$(25,109)	$13,810	$7,548	$38,559

Weighted average shares outstanding:
Basic	88,999	53,761	71,358	53,761
Diluted	88,999	53,761	72,773	53,761

Earnings per share:
Basic	$(0.28)	$0.26	$0.11	$0.72
Diluted	(0.28)	0.26	0.10	0.72

FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Nine months ended
	September 30,
	2008	2007
	(Dollars in thousands)
Cash flows from operating activities:
Net income	$7,548	$38,559
Adjustments to reconcile net income to net cash provided by operating activities of continuing operations excluding impact of acquisitions:
Deferred income taxes	15,354	(21,834)
Provision for uncollectible revenue	13,004	14,603
Depreciation and amortization	184,434	174,361
SFAS 106 post-retirement accruals	33,762	67,514
Gain on derivative instruments	(38,109)	—
Other non cash items	(26,382)	(70,344)
Changes in assets and liabilities arising from operations:
Accounts receivable	(37,670)	(8,645)
Prepaid and other assets	2,838	3,784
Accounts payable and other accrued liabilities	(106,576)	(16,194)
Other assets and liabilities, net	4,244	(3,283)
Other	(16,221)	—
Total adjustments	28,678	139,962
Net cash provided by operating activities of continuing operations	36,226	178,521
Cash flows from investing activities of continuing operations:
Acquired cash balance, net	11,401	—
Net capital additions	(189,234)	(107,121)
Net proceeds from sales of investments and other assets	2,154	34,146
Net cash used in investing activities of continuing operations	(175,679)	(72,975)
Cash flows from financing activities of continuing operations:
Loan origination costs	(29,238)	—
Proceeds from issuance of long-term debt	1,930,000	—
Repayments of long-term debt	(687,491)	—
Contributions from Verizon	373,590	(104,848)
Restricted cash	(80,436)	—
Repayment of capital lease obligations	(1,938)	(698)
Dividends paid to stockholders	(1,196,963)	—
Net cash provided by (used in) financing activities of continuing operations	307,524	(105,546)
Net increase in cash	168,071	—

Cash, beginning of period	—	—
Cash, end of period	$168,071	$—

Supplemental disclosure of cash flow information:
Non-cash equity consideration	$316,290	$—
Non-cash issuance of senior notes	551,000	—

FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES

Unaudited Pro Forma Combined Statement of Operations (Non-GAAP)

For the Three Months Ended September 30, 2007

(in thousands, except per share data)

	Northern New England business (A)	Legacy FairPoint (B)	Merger Related Costs (C)		Pro Forma Adjustments		Pro Forma Results for Combined Businesses

Revenues	$306,258	75,707	—		(1,000	)(D)	$380,965
Operating expenses:
Cost of services and sales, excluding depreciation and amortization	141,645	26,846	—		(9,000	)(D)(E)	159,491
Selling, general and administrative expense	67,341	20,000	8,000		(13,750	)(E)(F)	81,591
Depreciation and amortization	58,360	12,624	—		3,250	(G)	74,234
Gain on sale of operating assets	—	(2,164)	—		—		(2,164)
Total operating expenses	267,346	57,306	8,000		(19,500)		313,152
Income from operations	38,912	18,401	(8,000)		18,500		67,813
Other income (expense):
Net gain on sale of investments and other assets	—	2,759			827	(H)	3,586
Interest expense	(17,053)	(9,924)	—		(21,168	)(I)	(48,145)
Interest and dividend income	—	294	—		—		294
Loss on derivative instruments	—	(5,669)	—		5,669	(J)	—
Equity in earnings of investees	—	320			(320	)(H)	—
Other nonoperating, net	852	—	—		—		852
Total other expense	(16,201)	(12,220)	—		(14,992)		(43,413)

Income before income taxes	22,711	6,181	(8,000)		3,508		24,400
Income tax (expense) benefit	(8,903)	(5,164)	1,792	(K)	4,858	(K)	(7,417)

Minority interest	—	(1)	—		—		(1)

Net income	$13,808	1,016	(6,208)		8,366		$16,982
Basic weighted average shares outstanding	53,761.0	34,770.0					88,531.0
Diluted weighted average shares outstanding	53,761.0	34,770.0					88,531.0

Basic earnings per common share:
Continuing operations	$0.26						$0.19

Diluted earnings per common share:
Continuing operations	$0.26						$0.19

Note: The unaudited pro forma combined financial statements have been prepared using the purchase method of accounting as if the transaction with Verizon had been completed as of January 1, 2007. The unaudited pro forma combined financial statements give effect to (1) the contribution by Verizon of assets comprising its local exchange business in Maine, New Hampshire and Vermont to Spinco , (2) the spin-off of Spinco to Verizon stockholders and (3) the merger of Spinco with FairPoint accounted for as a reverse acquisition of FairPoint by Spinco, with Spinco considered the accounting acquirer.

The accompanying notes are an integral part of these unaudited pro forma combined condensed financial statements.

(A)	Reflects the standalone results for the Northern New England business for the quarter ended September 30, 2007.

(B)	Reflects the standalone results for the Legacy FairPoint business for the quarter ended September 30, 2007.

(C)	Reflects nonrecurring transition and transaction costs incurred by FairPoint prior to the closing of the Merger.

(D)	Reflects revenues and expenses of approximately $1 million associated with VOIP and wireless directory assistance services as well as customers of VSSI-CPE FairPoint.

(E)

Reflects an actuarially determined reduction of $10 million of pension and OPEB expense related to employees not transferred to Spinco. Of this amount, $8 million was included in cost of services and sales and $2 million was included in selling, general and administrative expense.

(F)	Reflects the elimination of nonrecurring transition and transaction costs related to the Merger (see Note D above).

(G)	Reflects the amortization of customer relationship intangible assets acquired in the Merger. Such intangibles are being amortized over a weighted average estimated useful life of 9.7 years.

(H)

Reflects the elimination of Legacy FairPoint’s equity in earnings of investees and net gain on sale of the Orange County - Poughkeepsie Limited Partnership, as a result of a separate but related agreement between FairPoint, Cellco and Verizon Wireless - East. Under that agreement, in April 2007, FairPoint sold its investment to Verizon Wireless and another third party for $55 million.

(I)

Reflects additional interest expense related to the debt structure of FairPoint following completion of the Merger, net of $17 million of interest expense allocated by Verizon to the Northern New England business.

(J)	Reflects the elimination of Legacy FairPoint’s loss on derivative instruments related to forward interest rate swap agreements that were contingent upon completion of the Merger.

(K)	Reflects the income tax effects associated with the adjustments described above.

FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES

Unaudited Pro Forma Combined Statement of Operations (Non-GAAP)

For the Nine Months Ended September 30, 2007

(in thousands, except per share data)

	Northern New England business (A)	Legacy FairPoint (B)	Merger Related Costs (C)		Pro Forma Adjustments		Pro Forma Results for Combined Businesses

Revenues	$903,614	215,276	—		(3,000	)(D)	$1,115,890
Operating expenses:
Cost of services and sales, excluding depreciation and amortization	419,291	68,716	—		(27,000	)(D)(E)	461,007
Selling, general and administrative expense	196,545	63,000	24,000		(35,000	)(E)(F)	248,545
Depreciation and amortization	174,361	37,873	—		12,000	(G)	224,234
Gain on sale of operating assets	—	(2,164)	—		—		(2,164)
Total operating expenses	790,197	167,425	24,000		(50,000)		931,622
Income from operations	113,417	47,851	(24,000)		47,000		184,268
Other income (expense):
Net gain on sale of investments and other assets	—	49,586			(46,000	)(H)	3,586
Interest expense	(52,872)	(29,932)	—		(62,168	)(I)	(144,972)
Interest and dividend income	—	805	—		—		805
Loss on derivative instruments	—	(5,669)	—		5,669	(J)	—
Equity in earnings of investees	—	4,889			(4,889	)(H)	—
Other nonoperating, net	2,651	—	—		—		2,651
Total other expense	(50,221)	19,679	—		(107,388)		(137,930)

Income before income taxes	63,196	67,530	(24,000)		(60,388)		46,338
Income tax (expense) benefit	(24,639)	(26,134)	8,160	(L)	26,858	(K)	(15,755)

Minority interest	—	(1)	—		—		(1)

Net income	$38,557	41,395	(15,840)		(33,530)		$30,582

Basic weighted average shares outstanding	53,761.0	34,736.0					88,497.0
Diluted weighted average shares outstanding	53,761.0	34,967.0					88,728.0

Basic earnings per common share:
Continuing operations	$0.72						$0.35

Diluted earnings per common share:
Continuing operations	$0.72						$0.34

Note: The unaudited pro forma combined financial statements have been prepared using the purchase method of accounting as if the transaction with Verizon had been completed as of January 1, 2007. The unaudited pro forma combined financial statements give effect to (1) the contribution by Verizon of assets comprising its local exchange business in Maine, New Hampshire and Vermont to Spinco , (2) the spin-off of Spinco to Verizon stockholders and (3) the merger of Spinco with FairPoint accounted for as a reverse acquisition of FairPoint by Spinco, with Spinco considered the accounting acquirer.

The accompanying notes are an integral part of these unaudited pro forma combined condensed financial statements.

(A)	Reflects the standalone results for the Northern New England business for the nine months ended September 30, 2007.

(B)	Reflects the standalone results for the Legacy FairPoint business for the nine months ended September 30, 2007.

(C)	Reflects nonrecurring transition and transaction costs incurred by FairPoint prior to the closing of the Merger.

(D)	Reflects revenues and expenses of approximately $3 million associated with VOIP and wireless directory assistance services as well as customers of VSSI-CPE FairPoint.

(E)

Reflects an actuarially determined reduction of $31 million of pension and OPEB expense related to employees not transferred to Spinco. Of this amount, $24 million was included in cost of services and sales and $7 million was included in selling, general and administrative expense.

(F)	Reflects the elimination of nonrecurring transition and transaction costs related to the Merger (see Note D above).

(G)	Reflects the amortization of customer relationship intangible assets acquired in the Merger. Such intangibles are being amortized over a weighted average estimated useful life of 9.7 years.

(H)

Reflects the elimination of Legacy FairPoint’s equity in earnings of investees and net gain on sale of the Orange County - Poughkeepsie Limited Partnership, as a result of a separate but related agreement between FairPoint, Cellco and Verizon Wireless - East. Under that agreement, in April 2007, FairPoint sold its investment to Verizon Wireless and another third party for $55 million.

(I)

Reflects additional interest expense related to the debt structure of FairPoint following completion of the Merger, net of $53 million of interest expense allocated by Verizon to the Northern New England business.

(J)	Reflects the elimination of Legacy FairPoint’s loss on derivative instruments related to forward interest rate swap agreements that were contingent upon completion of the Merger.

(K)	Reflects the income tax effects associated with the adjustments described above.

FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES

Revenue and Operating Metrics (unaudited)

(Dollars in thousands)

	Three Months Ended
				Pro Forma (1)
	September 30, 2008	June 30, 2008	Pro Forma (1) March 31, 2008	September 30, 2007
Revenues:
Local calling services	$135,587	$141,803	$145,316	$157,735
Interstate access (2)	80,382	84,885	87,187	90,238
Intrastate access (2)	12,165	14,613	16,007	22,771
Long distance services	50,161	49,090	48,624	54,173
Data and Internet services	32,873	30,552	30,653	30,486
Universal Service Fund high-cost loop	9,375	9,692	9,682	10,794
Other services (2)	7,712	14,055	11,949	14,768

Total revenue	$328,255	$344,690	$349,418	$380,965

Operating Metrics:
Residential voice access lines	958,324	996,531	1,030,620	1,098,483
Business voice access lines	403,939	412,633	419,999	432,416
Wholesale access lines	112,131	116,731	119,550	129,203
Total voice access lines	1,474,394	1,525,895	1,570,169	1,660,102

HSD subscribers	294,134	294,412	295,578	287,472
Total access lines equivalents	1,768,528	1,820,307	1,865,747	1,947,574

Long distance subscribers	643,844	656,599	671,278	710,780

(1)

FairPoint acquired Verizon’s wireline operations in Maine, New Hampshire and Vermont (the Northern New England business) on March 31, 2008. The pro forma results have been prepared using the purchase method of accounting as if the transaction had been completed as of January 1, 2007.

(2)

During the third quarter, the Company recorded certain revenue adjustments/reclassifications that relate to the three months ended June 30, 2008. The table below shows the revenue for the affected category as if the adjustments were reflected in the appropriate period:

	Normalized	Normalized
	3rd Quarter 2008	2nd Quarter
Interstate access	81,742	83,525
Intrastate access	12,805	13,973
Other services	10,994	10,773

FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES

Unaudited Reconciliation of Net Income under GAAP to Pro Forma Adjusted EBITDA (Non-GAAP)

(Dollars in thousands)

	Three Months Ended
			Pro Forma (1)	Pro Forma (1)	Pro Forma (1)
	September 30,	June 30,	March 31,	September 30,	June 30,
	2008	2008	2008	2007	2007

Net Income	(25,109)	23,114	(9,514)	16,982	3,504
Depreciation and amortization	60,768	69,741	72,660	74,234	74,395
Interest expense	49,665	45,123	47,115	48,145	49,827
Income taxes	(17,176)	13,909	(6,460)	7,417	1,803
	68,148	151,887	103,801	146,778	129,529

(Gain) loss on derivatives	5,014	(43,123)	22,259	—	—
Transition services agreement	49,550	49,476	—	—	—
Non-cash pension and OPEB	5,723	5,723	8,200	5,993	5,993
Revenue and expense adjustments related to prior periods (3)	6,309	(6,309)	—	—	—
Other one-time items (4)	15,191	10,095	—	(3,586)	—

Adjusted EBITDA (2)	$149,935	167,749	134,260	149,185	135,522

(1)

FairPoint acquired Verizon’s wireline operations in Maine, New Hampshire and Vermont (the Northern New England business) on March 31, 2008. The pro forma results have been prepared using the purchase method of accounting as if the transaction had been completed as of January 1, 2007.

(2)

Adjusted EBITDA is defined as net income (loss) before interest expense, provision (benefit) for income taxes and depreciation and amortization adjusted to exclude unusual or one-time non-recurring items, including costs related to the use of Verizon’s systems and services under the Transition Services Agreement as well as other costs related to the anticipated cutover to FairPoint’s newly developed systems platform, non-cash items related to pension and OPEB and other costs and adjustments related to the acquisition of the Northern New England business.

(3)	Includes certain revenue and expense adjustments which are reflected in the results for the three months ended September 30, 2008 which relate to the three months ended June 30, 2008.

(4)	Other one-time items related to the merger and systems cutover primarily include brand and promotional marketing costs, training costs, recruiting and relocation costs and travel costs.